INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Post-Effective Amendment No. 37 to Registration Statement No. 033-30950 of Expedition Funds on Form N-1A of our report dated December 14, 2001 appearing in the annual report to shareholders of Expedition Funds for the year ended October 31, 2001, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Public Accountants" and "Experts" and "Financial Statements" in the Statement of Additional Information, all of which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
New York, New York
Febraury 28, 2002